UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

HILTON WORLDWIDE HOLDINGS INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

43300A 203

(CUSIP Number)

December 31, 2018

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 43300A 203	13G	Page 2 of 42 Pages

1.	Name of Reporting Persons: HLT Holdco III LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 3 of 42 Pages

1.	Name of Reporting Persons: HLT Holdco II LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 4 of 42 Pages

1.	Name of Reporting Persons: HLT BREP VI.TE.2 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 5 of 42 Pages

1.	Name of Reporting Persons: HLT BREP VI.TE.2 Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 6 of 42 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VI.TE.2 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 7 of 42 Pages

1.	Name of Reporting Persons: HLT BREH VI Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 8 of 42 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 9 of 42 Pages

1.	Name of Reporting Persons: BREP VI Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 10 of 42 Pages

1.	Name of Reporting Persons: HLT BREH Intl II Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 11 of 42 Pages

1.	Name of Reporting Persons: HLT BREH Intl II Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 12 of 42 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Holdings International II-Q L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 13 of 42 Pages

1.	Name of Reporting Persons: BREP International II-Q GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 14 of 42 Pages

1.	Name of Reporting Persons: BREP International II-Q GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 15 of 42 Pages

1.	Name of Reporting Persons: HLT Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 16 of 42 Pages

1.	Name of Reporting Persons: HLT A23 BREH VI Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 17 of 42 Pages

1.	Name of Reporting Persons: HLT BREH VI-A Holdings Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 18 of 42 Pages

1.	Name of Reporting Persons: HLT A23 Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 19 of 42 Pages

1.	Name of Reporting Persons: BH Hotels Holdco LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 20 of 42 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Partners VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 21 of 42 Pages

1.	Name of Reporting Persons: Blackstone Capital Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 22 of 42 Pages

1.	Name of Reporting Persons: Blackstone Management Associates V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 23 of 42 Pages

1.	Name of Reporting Persons: BMA V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 24 of 42 Pages

1.	Name of Reporting Persons: Blackstone Real Estate Associates VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 25 of 42 Pages

1.	Name of Reporting Persons: BREA VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 26 of 42 Pages

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 27 of 42 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 28 of 42 Pages

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 29 of 42 Pages

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 43300A 203	13G	Page 30 of 42 Pages

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 43300A 203	13G	Page 31 of 42 Pages

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 106,449
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 106,449
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 106,449
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Hilton Worldwide Holdings Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

7930 Jones Branch Drive, Suite 1100,

McLean, Virginia, 22102

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	HLT Holdco III LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	HLT Holdco II LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	HLT BREP VI.TE.2 Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	HLT BREP VI.TE.2 Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Real Estate Partners VI.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	HLT BREH VI Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Real Estate Holdings VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	BREP VI Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	HLT BREH Intl II Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	HLT BREH Intl II Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Real Estate Holdings International II-Q L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	BREP International II-Q GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	BREP International II-Q GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	HLT Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	HLT A23 Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	HLT A23 BREH VI Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	HLT BREH VI-A Holdings Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	BH Hotels Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Blackstone Real Estate Partners VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	Blackstone Capital Partners V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Blackstone Management Associates V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	BMA V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	Blackstone Real Estate Associates VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	BREA VI L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(xxvi)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

43300A 203

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 296,569,995 shares of Common Stock outstanding as of October 18, 2018, as reported in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on October 24, 2018. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. As of December 31, 2018, Stephen A. Schwarzman directly held 55,837 shares of Common Stock. Additionally, Mr. Schwarzman may be deemed to beneficially own 50,612 shares of Common Stock held directly by foundations over which Mr. Schwarzman may be deemed to have investment and voting power.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

HLT HOLDCO III L.L.C.

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT HOLDCO II L.L.C.

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT HOLDCO L.L.C.

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREH VI HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT A23 HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

BH HOTELS HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREP VI.TE.2 HOLDCO LLC
By:	HLT BREP VI.TE.2 Holdings Holdco LLC, its sole member
By:	Blackstone Real Estate Partners VI.TE.2 L.P., its sole member
By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREP VI.TE.2 HOLDINGS HOLDCO LLC
By:	Blackstone Real Estate Partners VI.TE.2 L.P., its sole member
By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.
By:	Blackstone Real Estate Associates VI L.P., its general partner,
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI L.P.
By:	Blackstone Real Estate Associates VI L.P., its general partner
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.
By:	BREA VI L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREA VI L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE CAPITAL PARTNERS V L.P.
By:	Blackstone Management Associates V L.L.C., its general partner
By:	BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C.
By:	BMA V L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA V L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

HLT A23 BREH VI HOLDCO LLC
By:	HLT BREH VI-A Holdings Holdco LLC, its sole member
By:	Blackstone Real Estate Holdings VI L.P., its sole member
By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH VI-A HOLDINGS HOLDCO LLC
By:	Blackstone Real Estate Holdings VI L.P., its sole member
By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.
By:	BREP VI Side-by-Side GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

HLT BREH INTL II HOLDCO LLC

By:	/s/ Kenneth A. Caplan
Name:	Kenneth A. Caplan
Title:	Senior Managing Director

HLT BREH INTL II HOLDINGS HOLDCO LLC
By:	Blackstone Real Estate Holdings International
II-Q L.P., its controlling member
By:	BREP International II-Q GP L.P., its general partner
By:	BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS INTERNATIONAL II-Q L.P.
By:	BREP International II-Q GP L.P., its general partner
By:	BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP INTERNATIONAL II-Q GP L.P.
By:	BREP International II-Q GP L.L.C., its general partner

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BREP INTERNATIONAL II-Q GP L.L.C.

By:	/s/ Paul D. Quinlan
Name:	Paul D. Quinlan
Title:	Managing Director

BLACKSTONE HOLDINGS III L.P.
By:	Blackstone Holdings III GP L.P., its general partner
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By:	Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[Hilton Worldwide Holdings Inc. – Schedule 13G/A]